[BROWN, DREW & MASSEY, LLP LETTERHEAD]

December 13, 2005

Board of Directors
Frontier Oil Corporation
10000 Memorial Drive, Suite 600
Houston, Texas 77024-3411

Ladies and Gentlemen:

We have acted as special counsel to Frontier Oil Corporation, a Wyoming corporation (“Frontier”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offering from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”) and one or more supplements to the Prospectus (each, a “Prospectus Supplement”), by Frontier of, among other securities, (i) common stock (the “Common Stock”), (ii) preferred stock (the “Preferred Stock”), (iii) warrants (the “Warrants”), (iv) units (the “Units”) and (v) purchase contracts (the “Purchase Contracts”). The Common Stock and Preferred Stock are referred to herein collectively as the “Securities.”

In arriving at the opinions expressed below, we have examined the following:

(i)  the Articles of Incorporation of Frontier, certified by the Secretary of State of the State of Wyoming on December 6, 2005 and certified by the Secretary of Frontier as presently in effect and as in effect at the time of the adoption of the resolutions of the board of directors of Frontier referred to below;

(ii)  the Bylaws of Frontier, certified by the Secretary of Frontier as presently in effect and as in effect at the time of the adoption of the resolutions of the board of directors of Frontier referred to below (collectively with (i) above, the “Organizational Documents”);

(iii)  a copy of certain resolutions of the board of directors of Frontier adopted on September 3, 2005 and November 30, 2005 certified by the Secretary of Frontier;

(iv)  a certificate from the Secretary of State of the State of Wyoming dated December 6, 2005 as to the good standing and legal existence under the laws of the State of Wyoming of Frontier;

(v)  the Registration Statement;

(vi)  the Prospectus; and

(vii)  the originals or copies, certified or otherwise identified to our satisfaction, of such other instruments and other certificates of public officials, officers and representatives of Frontier and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all the documents supplied to us as originals, and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies. In conducting our examination of documents executed by parties other than Frontier, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

In rendering the opinions expressed below with respect to the Securities, we have assumed that:

(i)  any Certificate of Designation in respect of Preferred Stock will be in conformity with the Organizational Documents of Frontier and with applicable law;

(ii)  the consideration paid for any shares of Common Stock or Preferred Stock will comply with W.S. 17-16-621 of the Wyoming Business Corporation Act or any successor provision;

(iii)  the form and terms of any and all Securities or other securities (or other obligations, rights, currencies, commodities or other subject matter) comprising the same or subject thereto (in the case of the Warrants, Units and Purchase Contracts), the issuance, sale and delivery thereof by Frontier, and the incurrence and performance of Frontier’s respective obligations thereunder or in respect thereof in accordance with the terms thereof, will comply with, and will not violate, the Organizational Documents or any applicable law, rule, regulation, order, judgment, decree, award or agreement binding upon Frontier, or to which the issuance, sale and delivery of such Securities, or the incurrence and performance of such obligations, may be subject, or violate any applicable public policy, or be subject to any defense in law or equity. In addition, we have assumed the receipt by each person to whom or for whose benefit a Security is to be issued (collectively, the “Beneficial Holders”) of a certificate for such Security or the receipt by the Depository Trust Company, acting as agent, on behalf of all Beneficial Holders of the class or series of Securities of which such Security is one, of a global security then evidencing such Securities, and the issuance and sale of and payment for the Securities so acquired, in accordance with the applicable purchase, underwriting or similar agreement approved by the board of directors of each affected issuer and the Registration Statement (including the Prospectus and the applicable Prospectus Supplement).

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.  With respect to the Common Stock, when (a) Frontier has taken all necessary action to approve the issuance of such Common Stock, the terms of the offering thereof and related matters and (b) such Common Stock has been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of Frontier, upon payment (or delivery) of the consideration therefor provided for therein, such Common Stock will be validly issued, fully paid and nonassessable.

2.  With respect to the Preferred Stock, assuming the (a) taking by the board of directors of Frontier of all necessary corporate action to authorize and approve the issuance and terms of a series of the Preferred Stock, (b) due filing with the Office of the Secretary of State of Wyoming of the applicable Certificate of Designation for the particular series of Preferred Stock to be issued and (c) due issuance and delivery of such series of the Preferred Stock, upon payment therefor in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of Frontier, such series of the Preferred Stock will be validly issued, fully paid and nonassessable.

We express no opinion other than as to the laws of the State of Wyoming. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are “experts” under the Securities Act or the rules and regulations of the SEC issued thereunder, with respect to any part of the Registration Statement, including this exhibit. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, and we have assumed that at no future time would any such subsequent change of fact or law affect adversely our ability to render at such time an opinion (a) containing the same legal conclusions set forth herein and (b) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

Very truly yours,

/s/ Brown, Drew & Massey, LLP